EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), is entered into this 16th day of October, 2014, by and between Diamante Minerals, Inc., a Nevada corporation (the "Company"), and Chad Ulansky, with an address at 203-1634 Harvey Avenue, Kelowna, BC V1Y 6G2 (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as the Chairman and Chief Executive Officer of the Company, and the Executive desires to accept such employment, on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Employment.  The Company agrees to employ Executive as its Chairman and Chief Executive Officer, and Executive hereby agrees to such employment, , in accordance with the terms and conditions set forth in this Agreement. In his capacity as Chairman and Chief Executive Officer, the Executive shall be the senior executive officer of the Company with principal responsibility for developing the business strategies, policies and operations of the Company and shall perform such other duties for the Company as are consistent with his position, including, without limitation, the senior supervisory responsibility for equity and debt financings; all corporate transaction activities, including without limitation, establishing joint ventures and strategic alliances and having the sole authority to approve any contract or arrangement with a third party involving the expenditure or commitment of Company funds.

The services to be performed by the Executive shall be commensurate with the position of the Executive as the most senior executive employee of the Company. The Executive shall report directly to the Board of Directors of the Company.

2.            Compensation.

a.            Base Salary.  In consideration for the services rendered by Executive hereunder, Company agrees to pay Executive an annual base salary (the "Base Salary") in the amount of Four Hundred Thousand Dollars ($400,000) for the first year of the Term, Four Hundred Fifty Thousand Dollars ($450,000) for the second year of the Term and Five Hundred Thousand Dollars ($500,000) for the third year.  The Company shall pay the salary every three months of the Term. All payments of compensation hereunder shall be subject to normal withholdings and all other applicable federal, state and local tax deductions as required by law. The Executive agrees that the Company shall have the right, in its sole and absolute discretion, to pay the salary or any other amounts payable to the Executive hereunder in shares of deferred stock units (DSU) of the Company based on the 90-day VWAP at the end of each quarter. Promptly after the execution and deliver of this Agreement, the Executive and the Company will structure a DSU plan for the Executive. If there is an adverse tax implication as a result of the issuance of DSU to the Executive, the Company agrees to work with the Executive and his representatives to obtain more favorable tax treatment.

b.            Additional Compensation.  In addition to the Base Salary as defined in subsection (a) herein, the Executive shall be entitled to such further compensation and/or bonuses as may decided on by a majority of the Board of Directors of the Company based upon the performance and/or profitability of the Company.

3.            Benefits.  During the term of Executive's employment with Company under this Agreement, Executive will be entitled to the following benefits:

(a)            three (3) weeks paid vacation;
(b)            reimbursement for all related work, educational classes paid for and attended by the Executive; and
(c)            reimbursement for ordinary and necessary expenses incurred by Executive on behalf of the Company, including expenses for travel, entertainment and business development in accordance with the usual policies of the Company.

4.            Term.

a.            Subject to Section 4 hereof, the term of Executive's employment with the Company under this Agreement shall commence as of the date first written above, and shall continue for three (3) years thereafter ("Term"), unless Executive's employment is earlier terminated by Company or Executive in accordance with this Agreement.  The Term shall automatically renew on each year anniversary of this Agreement for one additional year unless one party provides the other with at least thirty (30) days written notice prior to such anniversary date that such party does not desire to renew this Agreement.  For purposes of this Agreement, "Term" shall mean collectively the initial term and any renewal term, if any, during which this Agreement remains in effect.

b.            The Company may terminate Executive's employment with Company at any time, for cause, immediately upon Company giving written notice of termination to Executive, upon the occurrence of any of the following events:

i.	Executive's refusal to perform such duties as are reasonably assigned to him by the Company; or

ii.	Executive's fraud, dishonesty, or other deliberate injury to Company; or

iii.	Executive's conviction of a crime involving moral turpitude which constitutes a felony in the jurisdiction in which Executive is employed; or

iv.	Executive's material breach of any provision hereunder; or

v.	The death or disability of Executive. Executive shall be deemed to be disabled if, due to the physical or mental illness or incapacity of Executive, Executive is unable to perform his duties under this Agreement for (i) ninety (90) consecutive days, or (ii) any one hundred and twenty (120) days in any six (6) month period.

c.                          In the event of termination of Executive's employment with Company for cause pursuant to Section 4(b) above (other than pursuant to Section 4(b)(i) or (iv)), or if Executive terminates his employment for any reason, Company shall not be liable to Executive for any compensation or other payment, other than the payment of Executive's Base Salary through the effective date of termination.

d.                          In the event of termination of Executive's employment with Company for cause pursuant to Section 4(b)(i) or (iv) above, the Company shall first deliver ten (10) days prior written notice ("Termination Notice") of its intent to terminate the Executive for Cause, which notice shall specify in reasonable detail the basis for the Company's determination that such Cause exists. The Executive shall be given a reasonable time not exceeding twenty (20) days to terminate the conduct or cure the breach specified in the Termination Notice. If the Executive so requests in writing within ten (10) days after delivery to him of the Termination Notice, the Company shall promptly afford the Executive the right, in person and accompanied by his counsel, to a full, fair and complete hearing before the Board, in which event such termination shall not take place unless and until the Company shall have sent a further written notice confirming the Termination Notice.

e.                          If, before the last day of the Term, (i) the Company terminates the Executive's employment other than for Cause, (ii) the Executive terminates his employment for Good Reason (as defined below), or (iii) his employment is terminated pursuant to Section (f) below, the Executive shall be paid an immediate lump sum cash payment equal to the sum of:

(i) the unpaid Base Salary to which he would have been entitled for the remainder of the Term (based upon the Base Salary in effect on the date of termination); plus

(ii)  an amount equal to the product of the number of years and fractional years for the remainder of the Term multiplied by fifty percent (50%) of the amount of the annual Base Salary in effect as of the date of termination.

The following events or circumstances shall constitute "Good Reason," entitling the Executive to terminate his employment in the manner set forth above:

(i)            the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement or any other material breach of this Agreement by the Company, excluding for this purpose any action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive; and

(ii)            any failure by the Company, in any respect, to comply with any of the compensation or benefits provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive.

f.          If a Change of Control (as defined in the Annex attached hereto) occurs and, (a) within two (2) years following such Change of Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason, or (b) no earlier than twelve (12) months nor more than eighteen (18) months after such Change of Control, the Executive voluntarily terminates his employment with or without Good Reason, then, for purposes of determining the amounts to be paid to the Executive pursuant to Section (e) above, the Term shall be deemed extended to a date which is the later of (x) two (2) years from the date of such Change of Control and (y) two (2) years after the date of termination. While it is not expected that payments made to the Executive with respect to the Contract Extension and other payments hereunder will be treated as payments subject to any excise tax under Internal Revenue Code Section 4999, to the extent they are, the Company shall pay to the Executive an amount which, net of any applicable taxes thereon, will provide the Executive with sufficient cash to pay any excise tax payable by him by reason of all payments hereunder.

5.            Confidential Information.

a.            Executive agrees that during the course of Executive's employment with Company, Executive will create, have contact with and receive information, documents and materials (collectively, "Confidential Information") which contain confidential information and/or trade secrets of Company and/or its operations, including, but not limited to, information regarding the business operations of Company, methods and processes, trade secrets and other intellectual property, financial information, books of accounts, marketing plans and information, accounting records, sales and business records, drawings, correspondence, engineering, maintenance, operating and production records, and other information which Company shall from time to time designate as confidential.

b.            Executive shall not, directly or indirectly, disclose to any third party, or use for his own benefit, or for the benefit of any other person, firm, association or entity whether or not in competition with Company, any of the Confidential Information, except during the performance of Executive's employment with Company.  Company acknowledges that Executive may be required to disclose portions of the Confidential Information in legal proceedings or to governmental agencies as required by law and consents to such disclosure.  Executive agrees, in connection with any such disclosure, to notify Company prior to making any disclosures and to make requests for confidential treatment by all such governmental agencies to which such Confidential Information is disclosed, as Company may request.  Upon termination of Executive's employment with Company, or upon the request of Company, Executive shall return to Company any and all of the Confidential Information, and all copies, recordings and reproductions of the Confidential Information in Executive's possession or under Executive's control.

c.            Notwithstanding anything in this Agreement to the contrary, Confidential Information does not include information (i) in the public domain, (ii) received by Executive outside of Executive's employment with Company from a party not directly or indirectly under an obligation of confidentiality to Company, or (iii) which later becomes public, unless such information is made public by Executive in breach of this Agreement.

6.            Assignment of Intellectual Property.

a.            Executive will promptly disclose to the Company all improvements, inventions, formulae, processes, techniques, trademarks, know-how, data, source code and object code, whether or not patentable or copyrightable, made, conceived, reduced to practice or learned by him, either alone or jointly with others, during the period of his employment which are related to or useful in the business of the Company, or result from tasks assigned to him by the Company, or result from use of any premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how, and data shall be collectively hereinafter called "Inventions").

b.            Company Sole Owner of Patent Rights.  Executive agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith.

c.            Assignment of Patent Rights; Duty to Cooperate.  Executive hereby assigns to the Company any rights he may have or acquire in all Inventions.  Executive further agrees as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain all Inventions from time to time enforce patents, trademarks or copyrights on the Inventions in any and all countries, and to that end Executive will execute all documents for use in applying for and obtaining such patents, trademarks or copyrights thereon and enforcing same, as the Company may desire, together with any assignment thereof to the Company or persons designated by it.  Executive's obligation to assist the Company in obtaining and enforcing patents, trademarks or copyrights for the Inventions in any and all countries shall continue beyond the termination of his employment, but the Company shall compensate him at a reasonable rate after such termination for time actually spent by him at the Company's request on such assistance.

7.            Severability.  The provisions contained herein are severable.  If any provision of this Agreement shall be held to be invalid or unenforceable in any respect, such provision shall be carried out and enforced to the extent to which it shall be valid and enforceable, and any such invalidity or unenforceability shall not affect any other provision of this Agreement; provided, however, that if any invalid or unenforceable provision may be modified as to time, geographic or subject matter scope so as to be enforceable at law, such provision shall be deemed to have been modified so as to be enforceable to the fullest extent permitted at law.

8.            Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with regard to the subject matter hereof.

9.            Amendment.  This Agreement may not be amended or modified except in writing signed by all of the parties hereto.

10.            Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the State of Nevada, without regard to the choice of law provisions thereof.

11.            Headings.  The headings, titles or designations of the various paragraphs are not a part of this Agreement, but are for the convenience of reference only, and do not and shall not be used to define, limit or construe the contents of the paragraphs.

12.            Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and each of their respective heirs, personal representatives, successors and permitted assigns.

13.            Assignment.  Executive may not assign or delegate any of this duties, obligations or covenants under this Agreement without the prior written consent of Company.  Company may assign its rights and delegate its duties hereunder to any person or entity which acquires all or substantially all of the assets of Company, or to any entity that, directly or indirectly, controls, is controlled by, or is under common control with Company, without the consent of Executive of such assignment promptly after such assignment.

14.            Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with any provision of this Agreement.

15.            Counterparts.  This agreement may be executed in counterparts; each such executed counterpart will be considered an original and no other counterpart need be produced for any purpose whatsoever.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

/s/ Chad Ulansky___________________
CHAD ULANSKY, Executive

DIAMANTE GROUP, INC.

     By:        /s/ Rob Faber______________________
Name: Rob Faber
Title: Chief Executive Officer

ANNEX

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this Section, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control.  A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

(b)          The individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, provided, however, that no individual shall be considered as a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)          The consummation of:

(i)            A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction". A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:
(A)  the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)            the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owing a majority of the voting securities of the Surviving Corporation, and

(C)            no Person other than (1) the Company, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

(ii)          A complete liquidation or dissolution of the Company; or

(iii)                the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company's stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities  Beneficially Owned by the Subject Person, then a Change of Control shall occur.